Exhibit 99.1

T3 Defense wins $1.3 Million Power-Generation Order for European Air-Defense Production

Order from a leading Israeli defense prime, supports a European production line for a critical air-defense system

NEW YORK and NETANYA, Israel, September 10, 2026 -- T3 Defense Inc. (Nasdaq: DFNS) (“T3 Defense” or the “Company”), a defense company that acquires and operates mission-critical defense businesses involved in national security programs, today announced that its wholly owned subsidiary, Rimon Agencies Ltd. (“Rimon”), has received a purchase order valued at approximately $1.3 million from a leading Israeli defense prime contractor. Rimon will supply engineered power-generation systems for a European production line supporting a critical air-defense system.

The equipment will be built and configured to the prime contractor’s specifications and the requirements of serial defense production, with deliveries scheduled for the customer’s European production facility.

This order is the first Rimon purchase order tied to European air-defense production activity, demonstrating demand for its engineered power-generation systems in a critical defense-production environment.

“Europe’s continued investment in layered air defense would create demand for the sub-systems our businesses provide,” said Menny Shalom, Chairman and Chief Executive Officer of T3 Defense. “This order from a leading Israeli prime contractor is a tangible example of that demand. Rimon has been selected to supply power-generation systems for a critical air-defense production line in Europe, reinforcing the strategic relevance of the portfolio we have assembled, and it opens a path for Rimon into the European air-defense supply chain, where we see multi-year, program-driven demand for exactly this class of hardware.”

“This is a production-line order, not a one-off delivery, that reflects Rimon’s engineering and manufacturing capabilities and established record supporting Israel’s most demanding customers,” said Itamar Shimoni, Chief Executive Officer of Rimon. “Power generation is where Rimon started, and supplying it into a European defense production environment is a significant step in the expansion of our footprint beyond Israel. We are preparing for the initial delivery phase while continuing to evaluate and invest in building the capacity required to support additional volume from this customer and others.”

Portfolio Context

T3 Defense continues to position its operating subsidiaries, including Rimon, Positech, Tiltan, ITS, and Nimbus across the mission-critical hardware and systems used in defense and counter-drone programs. The Company’s portfolio spans launcher systems, tactical mobility, power generation, positioning and navigation, command-and-control, and training and simulation capabilities that support the deployment, operation and sustainment of layered defense architectures.

Rimon’s recent performance reflects growing demand for its capabilities. As of July 31, 2026, Rimon had generated approximately $5.25 million in year-to-date revenue, already exceeding its full-year 2025 revenue of $4.6 million. As of the same date, Rimon had approximately $2.1 million in backlog scheduled for delivery through year-end. The new order has been added to that backlog.

Through its subsidiaries, T3 Defense seeks to serve defense customers and prime contractors in Israel, Europe and other allied markets, where modernization, readiness and force-protection requirements are driving demand for these categories of equipment and support.

About Rimon

Rimon is a bespoke engineering and systems integration company that develops mission-ready infrastructure platforms for defense, homeland security, and emergency response operations. The company imports, distributes, and upgrades mobile power systems, elevated sensor masts, and builds integrated mission vehicles that support surveillance, communications, and command systems operating in environments where permanent infrastructure is unavailable. By engineering systems around real operational requirements, Rimon enables critical technologies to be deployed rapidly and operate reliably in demanding field conditions.

About T3 Defense Inc.

T3 Defense Inc. (Nasdaq: DFNS) is a defense company that acquires and operates mission-critical defense businesses involved in national security programs. It focuses on manufacturers with strong customer relationships and solid order backlogs, often capacity- and resource-constrained, in specialized areas such as drones and autonomous vehicles, counter-drone systems, advanced manufacturing, tactical robotics, and AI software and system integration. Through disciplined acquisitions, centralized capital and strategy, and decentralized day-to-day operations, T3 Defense aims to strengthen essential defense capabilities and build long-term value. For more information, visit www.t3dfns.com.

Forward-Looking Statements

This press release contains forward-looking statements within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended. All statements other than statements of historical fact are forward-looking statements, including, without limitation, statements regarding the anticipated timing, phasing and completion of deliveries under the order described herein; the recognition of revenue from such order; the potential for follow-on, recurring or additional orders from the customer or other parties; European air- and missile-defense demand and procurement trends; the potential for Rimon or the Company’s other subsidiaries to qualify into or participate in European defense supply chains; Rimon’s operational expansion plans; and the Company’s growth and acquisition strategy. These statements are based on management’s current expectations and assumptions and involve known and unknown risks and uncertainties that could cause actual results to differ materially from those expressed or implied, including: the risk that the order is modified, delayed, reduced or cancelled by the customer; customer acceptance, testing and qualification requirements; export-control, licensing, local-content and shipping requirements applicable to deliveries to Europe; the risk that a single order is not indicative of future orders or of participation in any broader program; dependence on a limited number of defense prime contractors and customer concentration; defense program funding, procurement timing and the pace of European production activity; manufacturing execution, capacity and supply-chain risks, including the availability of components; the risk that backlog does not convert into revenue; competitive and geopolitical conditions, including conditions in Israel and in Europe; the Company’s liquidity and capital resources; the Company’s ability to maintain compliance with Nasdaq listing requirements; the integration of acquired businesses; and other risks described in the Company’s filings with the Securities and Exchange Commission, including its Annual Report on Form 10-K, Quarterly Reports on Form 10-Q, and Current Reports on Form 8-K. Forward-looking statements speak only as of the date of this release, and the Company undertakes no obligation to update or revise them, except as required by law.

Contact Us:

T3 Defense Inc.

575 5th Avenue

New York, NY 10017

contact@t3dfns.com

www.t3dfns.com

Rimon

Chen Ganzer

chen.ganzer@rimon1.com

Investor Relations

The Equity Group Inc.

Lena Cati

lena.cati@theequitygroup.com

+1 212 836-9611

Val Ferraro

val.ferraro@theequitygroup.com

+1 212 836-9633

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